Exhibit 23(d)(ii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                               Amendment No. 1 to
                          Investment Advisory Contract

      The Investment Advisory Contract between Federated Adjustable Rate U.S. Government Fund, Inc. (formerly, Fortress Adjustable Rate U.S. Government Fund, Inc.) dated July 22, 1991 is hereby amended as follows:

      Paragraph 4 is deleted in its entirety and replaced with the following:

4. For all services rendered by Adviser hereunder, the Fund shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual gross investment advisory fee equal to .40% of 1% of the average daily net assets of the Fund. Such fee shall be accrued and paid daily at the rate of 1/365th of .40% of 1% of the daily net assets of the Fund.

      IN WITNESS WHEREOF, the parties have caused this Amendment to the Investment Advisory Contract to be executed on their behalf by their duly authorized officers hereto this 1st day of June, 2000.


                                    FEDERATED INVESTMENT MANAGEMENT COMPANY


                                    By:  /s/ G. Andrew Bonnewell
                                       -------------------------------
                                    Name:  G. Andrew Bonnewell
                                    Title:  Vice President



                                    FEDERATED ADJUSTABLE RATE U.S.
                                    GOVERNMENT FUND, INC.


                                    By:  /s/ Richard B. Fisher
                                       -------------------------------
                                    Name:  Richard B. Fisher
                                    Title:  President